Exhibit 10.44

AMENDED AND RESTATED SECURED PROMISSORY NOTE

This is an amendment and restatement (this “Amended and Restated Note”) of that certain original promissory note with an original principal amount of $3,919,494.46 with an effective date of April 1, 2018 issued by ApplianceSmart Holdings LLC to Appliance Recycling Centers of America, Inc. (the “Original Promissory Note”).

Original Effective Date:	April 1, 2018

Amended and Restated Effective Date:	December 26, 2018 (the “Effective Date”)

Maker:	ApplianceSmart Holdings LLC, a Nevada limited liability company

Maker’s Mailing Address (including county):	325 E. Warm Springs Road, Suite 102, Las Vegas, NV 89119 (Clark County)

Payee:	Appliance Recycling Centers of America, Inc., a Nevada corporation

Place for Payment:	175 Jackson Avenue North, Suite 102, Minneapolis, MN 55343

Principal Amount at December 26, 2018:	$3,821,507.10

Maturity Date:	April 1, 2021

Annual Interest Rate:	5.0% (Based on a 365-day year)

Terms of Payment:

Interest. Interest shall accrue on the unpaid principal amount from the Effective Date and shall be due and payable in full on the Maturity Date.

Principal. The principal amount shall be due and payable in full on the Maturity Date. The aggregate principal amount outstanding shall be increased or decreased, as the case may be, at any time and from time to time based on advances, credits, payments, and other amounts paid or owed, as the case may be, by and between ApplianceSmart, Inc., a Minnesota corporation and wholly-owned subsidiary of Maker (“ApplianceSmart”), and Payee.

Reborrowing. Upon Maker’s written request, Payee will make revolving credit loans to Maker from time to time in such amounts as Maker may request, and Maker may make prepayments and reborrowings; provided, however, the aggregate principal amount of the aggregate amount owed by Maker to Payee at any time shall not exceed the principal amount. Interest on any such borrowings shall accrue at the annual interest rate and be payable in accordance with the terms hereof.

Security Interest. This Amended and Restated Promissory Note is secured by the assets of Maker and ApplianceSmart in accordance with separate security agreements (collectively, the “Security Agreements”) by Maker and ApplianceSmart, respectively, in favor of Payee. In the case of an Event of Default (as defined in the Security Agreements), Payee shall have the rights set forth in the Security Agreements.

Prepayment. Maker may prepay all outstanding principal and interest at any time and from time to time without penalty.

Costs of Collection. If this Amended and Restated Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney’s fees and court costs, in addition to other amounts due.

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Executed on this 26th day of December, 2018, the parties intending that this Amended and Restated Promissory Note be effective as of April 1, 2018.

APPLIANCESMART HOLDINGS LLC

By: Live Ventures Incorporated, its sole member

By: /s/ Jon Isaac

Name: Jon Isaac

Title: President and Chief Executive Officer

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AGREEMENT AND GUARANTY

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of ApplianceSmart Holdings LLC, a Nevada limited liability company (“Holdings”), parent of ApplianceSmart, Inc., a Minnesota corporation (“Guarantor”), having agreed to the terms of the outstanding amount owed by Holdings to Appliance Recycling Centers of America, Inc., a Nevada corporation (“ARCA”), in connection with the sale of Guarantor from ARCA to Holdings, as documented by that certain Amended and Restated Promissory Note, effective as of April 1, 2018 and amended and restated on December 26, 2018, issued by Holdings in the original principal amount at April 1, 2018 of $3,919,494.46 and $3,821,507.10 at December 26, 2018, for the benefit of ARCA (the “Note”), Guarantor does hereby unconditionally guarantee to ARCA full and prompt payment and performance of all obligations of Holdings to ARCA under the Note. Guarantor also agrees to pay in addition thereto all costs, expenses and reasonable attorney’s fees at any time paid or incurred by ARCA in endeavoring to enforce this Guaranty.

Upon any default by Holdings with respect to any of the obligations herein guaranteed, the liability of the Guarantor hereunder shall be deemed to have become immediately due and payable, without demand, presentment, protest or notice of any kind, all of which are hereby waived, and without any suit or action against Holdings or the Guarantor and without further steps to be taken or further conditions to be performed by ARCA. Failure of ARCA to make any demand or otherwise to proceed against the Guarantor in respect to any default by Holdings or the Guarantor, or any delay by ARCA in doing so, shall not constitute a waiver of ARCA right to proceed in respect to any or all other defaults by the Company or the Guarantor.

Guarantor further acknowledges and agrees that until such time as the Note has been paid in full, it shall not create, incur, assume, or suffer to exist any indebtedness secured by a material amount of Guarantor’s assets without the prior written consent of ARCA, which consent shall not be unreasonably withheld, conditioned, or delayed.

This Guaranty and Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to the conflicts of law provisions thereof). The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of any other provision hereof. This Guaranty and Agreement may not be amended except by an instrument in writing signed by the party to be charged.

Executed on this 26th day of December, 2018, the parties intending that the Amended and Restated Promissory Note be effective as of April 1, 2018.

APPLIANCESMART, INC.

By: /s/ Virland A. Johnson

Name: Virland A. Johnson

Title: Chief Executive Officer

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